Exhibit 10.2

Compensation Terms of Mr. Potter

LyondellBasell Industries N.V. has retained Mr. Potter as an at-will employee without a formal employment agreement. His compensation will be as follows:

(a) Base Salary: A base salary of $700,000 per year (the “Base Salary”).

(b) Signing Bonus: A signing bonus of $500,000 to compensate Mr. Potter for amounts forgone by leaving his existing positions and accepting the CFO position.

(c) Target Bonus 2009: A prorated bonus guaranteed at a target level of 100% of Base Salary.

(d) Target Bonus 2010: An annual bonus target of 170% of Base Salary; provided, that the CEO maintains discretion to propose additional compensation to the Supervisory Board Remuneration Committee.

Mr. Potter will not be eligible for the Management Incentive Plan, nor will he be eligible for mid-term or long-term bonus awards. However, he will receive benefits generally available to LyondellBasell’s other senior executives, including without limitation, medical benefits, disability benefits, and the right to participate in LyondellBasell’s 401(k) plan.